Exhibit 10.3

Rail Vision Ltd

Remuneration Policy for Company Officers

a.	General background, purpose of document

1.	The Company attributes great importance to the human factor in all ranks of the Company and particularly officers in the Company’s management level. Therefore, and in light of past experience, suitable and appropriate remuneration of Company officers is of considerable importance, inter alia by offering appropriate remuneration to Company officers for their contribution to the Company’s business success considering their areas of responsibility and the Company’s risk management policies amongst other factors.

2.	The Company has defined its Remuneration Policy for officers in a manner that considers improving the Company’s business procedures and proceedings in a business environment and also encourages increasing its profitability over time. The Remuneration Policy was determined to align with the Company’s business strategy and improve officers sense of identification with the Company and its activity, increase their satisfaction and motivation and preserve valuable officers in the long run.

3.	The Remuneration Policy was determined with an emphasis on the principles stipulated in the Companies Law, 5759-1999 (hereinafter: Companies Law).

4.	It is emphasized that this document does not establish any right for officers to whom the principles of the Remuneration Policy apply or any other third party. The Company is not obligated to offer officers the components specified in the Remuneration Policy, all or part thereof, and is not obligated to provide them with the maximal extent of any remuneration component. The remuneration components that officers are entitled to, will be as individually approved by the authorized organs in the Company (the Remuneration Committee, Board of Directors and General Meeting, as applicable and subject to the provisions of the law).

5.	This policy is not to be considered as exhausting all the provisions of the law or the definitions therein. This Remuneration Policy does not constitute any substitute or derogates from the provisions stipulated by existing laws and regulations.

6.	The Remuneration Policy will apply to remuneration approved as of the date of adopting the policy by the Company and thereafter. Note that this Remuneration Policy will not undermine existing engagements between the Company and its officers.

7.	The Remuneration Policy is phrased in masculine, but refers to men and women alike.

b.	Principles of the Remuneration Policy

The terms of office and employment of Company officers will be determined considering and according to the following principles:

8.	When reviewing and approving an officer’s terms of office and employment, the Remuneration Committee and Board of Directors must consider all the remuneration components, including monthly wages, accessory conditions, retirement grant (grant, payment, compensation or any other benefit provided to officers when ending their service for the Company, including the period of advanced notice) as well as any benefit, payment or obligation for payment or a benefit as said, if any, awarded on account of his office or employment as said.

9.	The Company must ensure that its variable remuneration components will not encourage taking risks beyond the extent of risk desired by the Company, according to the Company’s risk management policy, as valid from time to time.

10.	When reviewing and approving the terms of an officer’s office and employment the Remuneration Committee and Board of Directors will, inter alia consider the officer’s education, skills, expertise, professional experience and achievements in the Company (if the officer served in the Company prior to the date of approval) and outside the Company. Additionally, if required by the Remuneration Committee (and without any obligation), details regarding officers serving in a number of public companies similar to the Company and whose shares are traded on Nasdaq, will be presented for the sake of comparison.

At the time of approving the terms of office and employment upon the initial appointment of an officer in the Company and at the request of the Remuneration Committee, certificates and documents attesting to an officer’s education and professional experience will be presented to the members of the Remuneration Committee and the Board of Directors.

11.	The amounts stipulated in the Remuneration Policy will be linked to the increase in the Israeli Consumer Price Index, every year, once a year, in the month of February, based on the CPI known for the month of January (published in February). It is clarified that if there will be a decrease in the CPI as said, the said amounts in the Remuneration Policy will not be decreased as a result thereof.

12.	Wage ratio

12.1	In determining the terms of office or employment, the Remuneration Committee and Board of Directors will review the ratio between the cost of the terms of office and employment of an officer and the “wages cost” of the rest of the Company employees and “contractor workers employed by the Company”[1] and will note whether in their opinion, it is an appropriate and reasonable ratio considering the nature, size and mix of manpower employed by the Company, as well as its area of operation.

12.2	As of the date[2] of this policy, the ratio between the average cost of the terms of office and employment of the active Board Chairperson, the Company’s CEO and the other officers who are not directors (based on their wages cost for a full time 100% position with the Company), the average wage cost and the median wages of the remaining Company employees and contractors workers employed by the Company, are:

	Average	Median
Company CEO	1:2.59	1:2.67
Other officers	1:1.65	1:1.7
Active Board Chairperson (*)	1:1.54	1:1.58

(*) Assuming that the present scope of employment of the Board Chairperson is about 20%.

The Company believes that these are reasonable considering the Company’s size, nature of activity, expertise and skills required of its officers and nature of its business and also that the said ratios do not adversely affect the work relations in the Company.

12.3	The ratio between the variable components and the fixed components offered to officers will be determined according to the Company’s risk management policy and the objectives of this policy. The congruence between the remuneration components will be expressed by suitable compensation for valuable employees, whilst encouraging taking measured risks that will improve the Company’s performances. In every given year, the desired ratio between the variable components and the fixed components of Company employees will be as follows:[3]

1 The meaning of the terms “wages cost” and “contractor workers employed by the Company” are as defined in section (3) of the First Addendum to Part A of the Companies Law.

2 The details in this section are based on the wages cost immediately after completing the public offering

3 It is emphasized that the intention is the planned ratio only, assuming receiving the target bonus determined for each of the Company’s officers or the relevant subsidiaries (if such exist). The actual ratio between the components of the remuneration package in a given year, might change due to under-performance or over-performance that might affect the variable remuneration as said in this policy. In calculating the range as said, payment of a one-time bonus was not taken into consideration

The Company CEO, (active) Board Chairperson – the varying remuneration component (bonus and equity based) will be no more than 70% of the entire cost of the remuneration package (fixed, bonus and equity based). The aforementioned shall not apply to the current terms of office of the Board Chairperson, Mr. Shmuel Donnerstein, which were approved prior to the date of approval of the remuneration policy, and for which the present varying remuneration component is 95%.

Other officers (excluding members of the Board) – the varying remuneration component (bonus and equity based) will be no more than 70% of the entire cost of the remuneration package (fixed, bonus and equity based).

13.	Immaterial change in the terms of office and employment

13.1	An immaterial change in the terms of office and employment of the Company CEO, will be approved by the Remuneration Committee and Company’s Board of Directors only, provided that the terms of the CEO’s terms of office and employment after the said change, will be compatible to the Remuneration Policy.

13.2	An immaterial change in the terms of office and employment of the Company’s VP or other officer subordinate to the CEO, will be approved by the Company’s CEO only, provided that the terms of office and employment after the said change, will be compatible to the Remuneration Policy.

For purpose of this policy, “immaterial change” will be considered a change of not more than ten percent (10%), compared to the approved remuneration package (accumulatively over the entire period of the Remuneration Policy), provided that it does not exceed the limits mentioned in this policy.

c.	Fixed components

14.	The maximal, monthly base salary (hereinafter: “Base Salary”) for Company officers is specified below:

Position	Maximal remuneration of Base Salary (in thousand NIS)
Company CEO	110
Other officer	85
Active Board Chairperson / directors who provide services to the Company	90

The amounts in the above table are for a full-time position (100%).

The Base Salary for purpose of the above table was calculated in terms of employer cost for all fixed components, and when referring to an officer receiving remuneration as management fees - the full amount of management fees (excluding VAT), excluding (either as an employee or as management fee) varying salary components (if any) as detailed below.

15.	In case of an officer employed in a partial position, the amounts will be calculated relatively compared to the partiality of the position.

16.	The Base Salary actually paid to each officer, will be reviewed by the Remuneration Committee and Board of Directors from time to time and updated as necessary (subject to the provisions of this Remuneration Policy) after reviewing and comparing it to the Company’s business condition and the manpower employed by the Company at the time.

17.	Officers employed as part of an employment agreement (meaning do not provide management services as part of a management agreement with a company owned by them) will be entitled to social benefits as acceptable in the labor market and as customary in the Company, such as provisions to provident funds, pension and directors insurance for compensation and severance pay, which will not be less than the provisions stipulated in the law, as well as provisions to an advanced study fund, loss of working capacity insurance, vacation, sick leave and convalescence pay.

It is clarified that for officers serving according to a management agreement with a company owned by them, there will be no employee-employer relations with the Company and they will not be entitled to the accessory conditions in this section, since these are included in the said management fees.

18.	The terms of office and employment of officers, whether serving in the Company by virtue of a management agreement and whether employed by the company as hired employees, might include additional benefits, such as: a car (by operational lease or in value) and car expenses as acceptable for officers of their rank, including vehicle and telephone expenses, advanced study funds beyond the limit of tax exemption, 13th salary, telephone expenses and cellular telephone (including reimbursement of travel expenses), entitlement to sick pay from the first day of absence, annual vacation (including accumulating and redeeming vacation days), holiday gifts, medical testing and more.

Additionally, officers might be entitled to reimbursement/payment of reasonable expenses actually spent as part of their position according to the Company’s policy, as determined from time to time, including entertainment and living expenses in the capacity of their position, all according to Company procedures. There is no limit as to the amounts of reimbursement as said.

The Company is entitled to include tax imposed on an officer for a variable component or components of remuneration, including any benefit provided to the officer.

19.	In special cases, it will be possible to give a new officer a signing-on bonus in the extent of up to three (3) times the Base Salary (apart from other grants specified in this policy). It is clarified that the officer might be required to return the signing-on bonus to the Company, entirely or partially, if he leaves the Company of his initiative, within two years from commencing his employment (clawback).

d.	Variable components

20.	The Company will be entitled to give officers an annual bonus according to parameters and targets determined in the bonus plan (that will be approved by the Remuneration Committee and Board of Directors) or individually to each officer or based on the employment agreement or his office, for each year or a longer period of time, all according to the discretion of the organ authorized to determine the said targets. The annual bonus for officers will be based on measurable, qualitative targets or any combination thereof. When an officer is a controlling party or a relative of a controlling party in the Company as defined in the law, additional approvals will be required according to the law.

The quantitative measures will be determined in advance and evaluating performances based on quality measures will be reviewed retroactively. The Board of Directors will be entitled to decide on changing the targets for any officer in the Company by recommendation of the Renumeration Committee. It is clarified that changing targets retroactively, will be done under special circumstances (for example – changing a position during the year, a change in the Company’s activity or assets, entering new projects, performing material transactions during the year which require that the officer avert his managerial attention thereto) or material events that occurred, which justify changing targets in a manner that is required under the circumstances or special events, all without undermining the Company’s best interests.

The relative weight of the personal and qualitative targets of the total bonus targets will be as follows:

Position	Relative weight
	Personal measurable targets	Company level measurable targets	Qualitative targets
Company CEO	80%-100%		0%-20% but no more than 3 base salaries
Active Board Chairperson / directors who provide services to the Company	80%-100%		0%-20% but no more than 3 base salaries
Other officers (excluding directors)	30%-60%	30%-50%	30%-60%

Nonetheless, the scope of the bonus for the Company CEO, based on qualitative, discretional targets, will not exceed three (3) times the Base Salary.

21.	Measurable Targets

21.1	Personal Targets: will include at least one of the measurable components directly effected by the activity of the relevant officer, such as: the parameter of completing milestones in significant projects, the parameter of adhering with internal procedures and complying with the provisions of the law. These targets will inter alia include long term targets.

21.2	Company level targets: one or more of the following measurable components: net profit, EBITDA, operational profit, profit before tax, sale, strategic partnership, strategic contracts, revenues, return on capital, increase in profitability or sales compared to previous years or primary performance parameters.

22.	Determining the targets

The Company organs who are authorized to determine the measurable targets, for which a bonus is paid in a certain year, are as follows: for a Director – the General Meeting (excluding the exceptions detailed below); for the Company CEO – the Remuneration Committee and the Board of Directors; for the other officers – the Company CEO or the Remuneration Committee or the Board of Directors.

Notwithstanding the above, if all the terms enumerated in section (a) or (b) below are met, the targets for which a bonus is paid to a director in a certain year shall be determined by the Remuneration Committee and the Board of Directors (not the General Meeting):

(a) The decision of the Remuneration Committee and the Board of Directors regarding the determination of the targets is in accordance with the Remuneration Policy; the targets will be measurable targets only; the scope of the potential bonus to be awarded on the basis of such targets shall not exceed three (3) salaries; the targets were determined in advance by the Remuneration Committee and the Board of Directors.

(b) The decision of the Remuneration Committee and the Board of Directors regarding the determination of the targets is in accordance with the Remuneration Policy; the officer in regard to which said targets are determined is an officer, who in addition to serving as a director also serves in an operative or managerial position in the Company; the approval of said targets by the Remuneration Committee and the Board of Directors was adopted without participation of the directors who receive target-based remuneration from the Company (whether as directors or as other officers of the Company).

The Company organs, who are authorized to approve bonuses based on unmeasurable criteria, are as follows: for a director – the General Meeting; for the Company CEO (who is not a director) – the Remuneration Committee and the Board of Directors; for the other officers – the Company CEO and the Remuneration Committee. If the officer is a controlling shareholder of the Company or a relative of such, as defined in the Law, further approvals are required under law.

By approving the Remuneration Policy, the meeting hereby authorizes the organs above to determine the targets.

In addition to the targets per se, the relevant, authorized organ will also determine guidelines or a numerical formula for calculating entitlement to the bonus, according to compliance with the defined targets, such as a minimal threshold for entitlement and relative entitlement. In lack of any other definition, calculating the rate of the target bonus that an officer is entitled to, will be done in a linear manner, so that the officer will be entitled to the relative part of the annual bonus or the relative part for each bonus separately, as determined for that officer according to the percentage of his compliance with targets (for example: complying with 80% of the targets (or a certain target), entitles the officer to 80% of the target bonus determined for fully complying with targets (or the relevant target)).

23.	Qualitative Targets

Evaluating performances, will be done as customary in the Company as part of employee evaluations and will also refer to non-financial criteria. The evaluation will inter alia refer to the officer’s long-term contribution and long-term performances.

24.	Threshold conditions for entitlement to an Annual Bonus

The Company may determine one or more threshold conditions, whereas not complying with them will prevent payment of an annual bonus based on measurable targets, yet in these cases, the Remuneration Committee can decide, for reasons to be stated, to pay the said bonus, inter alia considering events or circumstances that occurred and justify payment as said.

25.	Limit of Annual Bonus

The maximal, annual bonus for Company officers is as follows:

Position	Maximal, annual bonus
CEO	6 times the Base Salary
Active Board Chairperson	4 times the Base Salary
Other officers (excluduing directors but including directors who hold other positions in the Company)	4 times the Base Salary

26.	Date for paying the bonus

25.1	The annual bonus will be paid to officers once a year, after receiving the certificates required according to the law and shortly after the submitting the Company’s audited financial statements for the relevant year.

25.2	The Company is entitled to approve advancing the annual bonus or payment on account of the annual bonus, as the Remuneration Committee deems right. If an officer will be paid any excess payments on account of the annual bonus, such payments will be considered an agreed and specific debt by the officer to the Company and the Company will be entitled to deduct and offset the said debt from the officer’s salary and/or any other payment that the Company is required to pay the officer.

27.	Material one-time events

For the purpose of calculating the bonuses (including the entitlement to bonuses) the Remuneration Committee and the Board of Directors may (but are not obligated to) discount from the Company’s financial outcomes nonrecurring events, whether such discount will increase the bonus or establish an entitlement for the bonus, or whether such discount will decrease the bonus or following which there will be no entitlement to a bonus, according to the nature of the event and its impact, as detailed below:

26.1	Business related changes: nonrecurring transactions that are not part of the ordinary course of business, whether or not such were taken into consideration when determining the Company’s budget.

26.2	Accounting related changes: changes in accounting standards during the year or in the interpretation of their application by the accounting authorities or the Securities Authority, early adoption of accounting standards, change in the implementation of accounting policies, change in accounting classification, material estimate change, an event that requires restatement of previous period comparative data which has a significant impact on the outcomes of the reporting period, etc. For the avoidance of any doubt, an accounting related change that affects comparative data of previous periods does not affect the remuneration that was actually granted in the years preceding the adoption of said change.

26.3	Tax related changes: changes in tax rates, changes in legislation, regulations, or the position of the tax authorities in Israel, or a settlement with or ruling from the tax authorities, resulting in significant changes in tax expenses or tax payments, changes in tax expenses or tax payments for previous years whether by agreement or following a court order, etc.

26.4	Force Majeure events: force majeure events or a general state of emergency or an assault against the Company and its systems (including a cyber-attack), etc.

26.5	In extraordinary events, the Company’s Board of Directors will have discretion in cases that the Company materially amended its work plan or strategy during a certain year, to apply adjustments for any target bonus determined for a certain year, whether referring to an increase or decrease in the target bonus. Nonetheless, when an officer or CEO is a controlling party or relative thereof as defined in the Law, additional approvals will be required according to the law.

28.	Issuance Bonus

The Company has decided to exclude any one-time bonus given for issuance of the Company on the Tel Aviv Stock Exchange from this Remuneration Policy. The total one-time bonuses for this event, for each of the Company’s officers and/or acting director, will not exceed four (4) times the actual Base Salary of the relevant officer.

Furthermore, if the Company completes an issuance or registers for trade on a foreign stock change, the relevant authorized organ may decide to grant a special bonus payment to any of the officers (including the CEO), in an amount equal to no more than six (6) times the actual Base Salary of the relevant officer.

29.	Entitlement of an employee that ended his office

28.1	The annual bonus will be paid to officers who worked and/or provided the Company and/or an investee corporation with services at least 5 months before approving the financial statements of that year. Calculating the annual bonus for an officer as said, will be done relatively for the months in the calendar year for which that person is entitled to the bonus.

28.2	An officer who resigned, will not be entitled to payment of a bonus for his year of resignation.

28.3	An officer that was dismissed for circumstances that negate the right to severance pay, will not be entitled to payment of the bonus.

28.4	An officer dismissed during a calendar year, yet not for circumstances negating the right to severance pay, will be entitled to a relative bonus for the year of terminating his employment and the bonus will be paid relatively to his period of employment that year.

30.	If the Company’s consolidated and audited financial statements will be amended and restated in a manner that had the annual bonus amount due to an officer for that year been calculated according to the amended details, the officer would have received a bonus in a different amount, the Company will pay the officer or the officer will return to the Company, as applicable, the difference between the amount of the bonus that the officer received and the amount due to the officer according to the said amendment, all within a period determined by the Board of Directors that will not exceed six (6) months (subject to the possibility of extending the period up to six (6) additional months if the amount of the return is higher than thirty percent (30%) of the officer’s annual, base salary), all provided that 12 quarters have not passed from the date of approving the bonus for the officer. It is clarified, that restatement of details in the financial statements resulting from revisions in the law, regulations or accounting principles, will not be considered as restatement requiring application of the said in this section.

31.	Additionally, in special cases, the Board of Directors is entitled to decrease the annual bonus, postpone payment, entirely or partially, or register a provision on account thereof in the financial statements and pay the bonus at a time determined by the Board.

e.	One-time bonus

32.	Following the approval of the Remuneration Committee, the Board of Directors is entitled to decide to grant a one-time bonus for a Company officer’s exceptional efforts or achievements (hereinafter: One-time Bonus).

33.	The One-time Bonus will not exceed the sum equaling three (3) times the Base Salary of the relevant officer, yet if the One-time Bonus is awarded to the Company CEO for discretionary targets not determined in advance, the One-time Bonus, together with any other discretionary bonus awarded to the Company CEO that same year, will not exceed two (2) times the Base Salary. When the Company CEO or an officer is also a controlling party or a relative of a controlling party in the Company, additional approvals will be required according to the law.

For the avoidance of doubt, the One-time Bonus is in addition to the limits stipulated in section 25 above.

34.	The provisions of section 30 above will also apply to a One-time Bonus.

f.	Equity Based Compensation

35.	Subject to the provisions of the law and as an incentive for officers to generate profits for the Company and reinforce the connection between the interests of Company officers and its shareholders, the Company’s Remuneration Committee and Board of Directors will be entitled to decide to grant its officers restricted shares, options for shares, “phantom” shares (options that settling them can be done in cash), non-recourse loans and guarantees for loans for purpose of purchasing Company shares, all according to the long term remuneration plan to be formulated and adopted by the Company institutions, from time to time. As of the date of approving this Remuneration Policy, the Company has an employee and officers option plan that was approved in 2017.

36.	The exercise price will be as determined by the Board of Directors for every offeree and as specified in the relevant allotment agreement and if relevant for an offeree – according to principles of the Remuneration Policy, provided that if not determined otherwise, the price of exercising the options to offerees who are officers in the Company, will not be less than the share price on the date of the decision of the Board of Directors regarding the grant and in any case will not be less than the average price of a Company share on the Stock Exchange during thirty (30) trading days preceding the date of the Board’s decision approving granting the equity based compensation to the offeree. Unless determined otherwise by the Company’s Board of Directors, the exercise price will be adjusted as a result of a dividend distribution.

37.	In case of options, exercising might be done by way of cashless exercise, cash or a combination of the two, as determined by the Board of Directors.

38.	The value of the annual grant at the time of granting the options (and in relation to equity based remuneration made in cash, such as “phantom” shares – the payment date) will not exceed:

Position	Maximum annual benefit value
CEO	12 times the Base Salary
Active Board Chairperson / active directors who provide services to the Company[4]	10 times the Base Salary
Other officers (excluduing directors but including directors who hold other positions in the Company)	10 times the Base Salary

Calculating the value of the annual bonus will be done based on linear division over the vesting period and not based on registering an accounting expense (meaning – the economic value at the time of the grant, divided by the number of vesting years).

The aforesaid in this section shall not apply to an equity based remuneration to a director, except for an active chairman of the board and except for a director who provides services to the company.

With regard to equity grants to directors, who are not engaged by the Company in other position, the value of the grant, upon its issuance date, shall be limited according to section 53 hereinafter.

39.	Unless the Board of Directors determined otherwise in regard to a certain offeree or a certain bonus (a determination that will not be subject to the approval of shareholders, unless the said approval is required according to the applicable law) and a provision as said was included in the relevant allotment agreement, then the securities will vest (becoming exercisable) along a period of at least 3 years.

40.	The Board of Directors will be entitled to determine that in case of merging the Company (a merger of the Company with another or into another corporation or selling all or most of the Company assets or shares) or a change in control of the Company or a material investment event in the Company (an investment being “material” will be determined by the Company’s Board of Directors) or selling or granting an exclusive license for most of the Company’s intellectual property, an acceleration of all or part of the remaining securities yet to be vested will be done.

41.	The period of exercising each vested security will be up to 10 years from the date of granting it (or a shorter period as determined by the Company organs).

42.	The Remuneration Committee will be entitled to condition vesting of securities, all or part thereof, by achieving additional targets determined on the allotment date and to also determine conditions for depriving securities yet to be vested from an officer.

43.	Every allotment will be subject to receiving the approval of the Stock Exchange and complying with the conditions determined in the Stock Exchange regulations and guidelines, including in regard to a minimal share price.

g.	Ending office

44.	All the officers will be entitled to release of funds accumulated in their favor and their name in designated provident funds for pension and severance pay.

45.	All the officers engaged in employee-employer relations, will be entitled to severance pay according to the requirements of the Severance Pay Law.

4 The aforementioned shall not apply to the current terms of office of the Board Chairperson, Mr. Shmuel Donnerstein

46.	Company officers will be entitled to an advanced notice period and adjustment bonus in terms of salary upon ending their employment (if ending their employment is not under circumstances depriving their entitlement to severance pay) as described in the following table:

	Maximal advanced notice period (in months)	Maximal adjustment period (in months)
Company CEO	5	4
Other officers	4	3
Active Board Chairperson	3	3

The Company’s Board of Directors will have the option of shortening the advanced notice period.

During the advanced notice period, an officer is required to continue to actually be employed by the Company. During the advanced notice period, the employee-employer relations between the Company and the officer will continue to apply and therefore, the officer will be entitled to all remuneration components, including the annual bonus that the officer will be entitled to if he continues to actually be employed by the Company, proportionally to the period of actually working that year. Notwithstanding the said, the Company’s Board of Directors will be entitled to waive an officer’s work during the advanced notice period, entirely or partially, provided that the Company or an investee company, as applicable, will continue to pay the remuneration and accessory conditions due to the officer according to the agreement with the officer for the entire advanced notice period.

h.	Indemnity, exemption and insuring the liability of officers

47.	Company officers and directors will be entitled to officers’ liability insurance and exemption and indemnity letters according to the provisions of the law, as approved by the Company and provided (if provided) from time to time.

48.	The main terms of directors and officers liability insurance will be:

48.1	The liability limit will not exceed 25 million USD per event and per annual insurance period, plus additional expenses.

48.2	The premium and deductibles will be according to the market conditions for that year as valid at the time of preparing the insurance policy and the cost will not be material to the Company. The Company will consult with its external insurance consultants to establish the market conditions as said.

49.	Directors and officers liability insurance (run-off) – the Company will be entitled to purchase a run-off directors and officers liability insurance policy for directors and officers that served in regard to the relevant activity, subject to the following conditions: (a) the insurance period will not exceed 7 years, (b) the liability limit will not exceed 25 million USD and the minimum will be the liability limit of the previous policy, (c) the cost of premium and deductibles will be according to market conditions at the time of preparing the insurance policy and the cost will not be material to the Company. The Company will consult with its external insurance consultants to establish the market conditions.

50.	Any purchase of any officers insurance policy as said or renewal thereof during the validity of this Remuneration Policy, will not require any additional approval by Company shareholders, provided that the Remuneration Policy was approved by the Company’s General Meeting and that the Company’s Remuneration Committee confirmed that the purchased policies comply with the above terms, are in accordance with market conditions and cannot materially affect the Company’s profitability, property or liabilities.

i.	Directors remuneration

51.	The Company’s directors, including external directors and directors included among controlling parties or interested parties in the Company, except for directors serving in an active position (such as: the Board Chairperson or a director who serves as an officer of the Company) or an additional position in the Company or service providers to the Company that receive compensation for their service, will be entitled to remuneration according to the Companies Ordinances (Rules regarding Remuneration and Expenses of External Directors), 5760-2000, as determined by the Company, from time to time, according to the Company’s rating. An inactive chairman of the Board of Directors will be entitled to remuneration of up to 2 times the remuneration paid to an ordinary director.

52.	Notwithstanding the aforesaid, the following actions will not be considered excluding this policy, provided, if necessary, that the said actions were duly approved by the required organs according to the provisions of the Companies Law:

52.1	A director waived the remuneration due to him, entirely or any part thereof;

52.2	The organs authorized according to the law approved another or additional payment for a director for his office in an additional position in the Company or an associated company.

53.	The Company will be entitled to grant Company directors, including external directors, equity-based compensation according to the restrictions stipulated in this Remuneration Policy and subject to the provisions of the law, provided that the value of the annual grant at the time of granting the options, for each director (excluding directors engaged in other positions by the Company) will not exceed US$ [50,000] for each vesting year. The maximum annual benefit value of equity grant to directors engaged in other positions by the Company is subject to the limit of the bonus value included in section 38 above.

j.	Additional general provisions

54.	Officers to whom this Remuneration Policy will apply, can be Company employees or independent contractors providing services to the Company. If an officer will provide services to the Company as an independent contractor, the provisions of the Remuneration Policy will apply, mutatis mutandis, the remuneration of the officer will be paid in exchange for an invoice and the remuneration components will be normalized, so that in overall economic terms, they will align with the said in this policy.

55.	The Remuneration Policy will apply to remuneration approved as of the date of adopting the policy by the Company and thereafter. Note that this Remuneration Policy will not undermine existing engagements between the Company and its officers.

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